Exhibit 99.2

AMERI HOLDINGS, INC.
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2015

	Ameri Holdings, Inc.	Ameri & Partners, Inc.	Notes	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,898	$825,621		$-	$829,519
Accounts receivable	-	2,981,574		-	2,981,574
Other current assets	-	180,622		-	180,622
Total current assets	3,898	3,987,817		-	3,991,715

Investments	-	340,000			340,000

Fixed assets	-	29,906		-	29,906

Intangible assets-net	-	100,000		-	100,000

Security deposit	-	3,750		-	3,750

TOTAL ASSETS	$3,898	$4,461,473		$-	$4,465,371

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable	$10,344	$2,936,608			$2,946,952
Other current liabilities	-	146,791		-	146,791
Taxes payable	-	405,218		-	405,218
Total current liabilities	10,344	3,488,617		-	3,498,961

Stockholder's equity:
Preferred shares	-	-			-
Common stock	154,099	992	a	(30,091)	125,000
Additional paid-in capital	47,268,208	134,008	a	(47,398,662)	3,554
Accumulated deficit	(47,428,753)	837,856	a	47,428,753	837,856
Total stockholder's deficit	(6,446)	972,856		-	966,410

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$3,898	$4,461,473		$-	$4,465,371

See Notes to Unaudited Pro Forma Consolidated Financial Statements

AMERI HOLDINGS, INC.
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended March 31, 2015

	Ameri Holdings, Inc.	Ameri & Partners, Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenue	$-	$6,804,379	$-	$6,804,379
Cost of revenue	-	15,114,400	-	15,114,400
Gross profit	-	1,689,979	-	1,689,979
Operating expenses:
Selling, general and administrative	27,527	1,015,249	-	1,042,776

Income before other income / (expenses)	(27,527)	674,730	-	647,203

Depreciation and amortization	-	(33,372)		(33,372)

Net income before income tax	(27,527)	641,358	-	613,831
Provision for income taxes	(825)	(218,062)	-	(218,887)

Income (loss) from continuing operations	$(28,352)	$423,296	$-	$394,944

Net income (loss) per common share from continuing operations:

Basic and diluted	(0.00)	4.27		0.03
Diluted	$(0.00)	$4.27		$0.03

Weight average common share outstanding:
Basic and diluted	15,409,999	99,225	(3,009,154)	12,500,070

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Adjustments

The preceding unaudited condensed combined consolidated pro forma balance sheet has been prepared as if the Merger was completed on March 31, 2015; the preceding unaudited condensed combined consolidated pro forma statement of operations has been prepared as if the Merger was completed on April 1, 2015. The following is the pro forma adjustment:

(a) Adjust the accounts of the companies to reflect the Merger resulting in Ameri & Partners, Inc. as the accounting acquirer. After the closing of the Merger and the Private Placement, the Company will have 12,500,070 shares of common stock outstanding.

Income (loss) Per Share from Continuing Operations

Pro forma basic and diluted shares outstanding include the weighted average number of common shares outstanding for Ameri & Partners, Inc. during the respective periods, in addition to the common stock issued as a result of the Merger assuming they had been issued at the beginning of the period. The common stock issued in connection with the Merger is assumed to be outstanding for the entire period presented.